Exhibit 99.1

CBS OUTDOOR REPORTS SECOND QUARTER 2014 RESULTS

Revenues up 0.5% to $334.4 million, up 1.6% on a comparable basis

Adjusted OIBDA of $110.3 million, up 2.2% on a comparable basis

AFFO of $58.0 million, Operating Income of $58.3 million; Net income of $22.4 million

Quarterly dividend of $0.37 to be paid September 30, 2014

NEW YORK, August 7, 2014 – CBS Outdoor Americas Inc. (NYSE: CBSO) today reported results for the quarter ended June 30, 2014.

“Our second quarter 2014 financial results reflect a strong local market as we continue to execute on our strategic plan, despite some anticipated market softness in national advertising,” said Jeremy Male, Chief Executive Officer. “Our US billboard revenues were up 3.3%, we saw digital and static yields improve during the quarter, and we’re well on track with our digital deployment plans for the year. We’re progressing with our Van Wagner acquisition and look forward to bringing these top-market assets into our portfolio. With our separation from CBS now complete, we’re also looking forward to our important rebranding in the fourth quarter.”

Second Quarter Results	Three Months Ended June 30:
$ in Millions	2014 Reported	2014 REIT- Comparable Basis[1]	2013 Reported	2013 on a Comparable Basis[2,3]	2013 REIT- Comparable Basis[1,2,3]
Revenues	$334.4	$334.4	$332.7	$329.1	$329.1
Adjusted OIBDA	110.3	110.3	113.1	107.9	107.9
Operating Income	58.3	58.3	62.8	57.7	57.7
Net Income	22.4	37.0	36.4	22.2	37.4
Funds From Operations (FFO)	66.4	81.0	79.4	65.1	80.3
Adjusted FFO (AFFO)	58.0	79.8	75.3	62.2	77.9

(1)	Presents net income, FFO and AFFO by adjusting to exclude income taxes that would not have been incurred had we been operating as a REIT for the three months ended June 30, 2014 and 2013; we began operating as a REIT on July 17, 2014.
(2)	Presents revenues for the three months ended June 30, 2013 by using a constant dollar basis, which is calculated as reported revenues excluding the impact of foreign currency exchange rates between periods.
(3)	Presents Adjusted OIBDA, operating income, net income, FFO and AFFO by adjusting to: i) exclude the net loss on dispositions incurred in the three months ended June 30, 2013; ii) include $5.2 million of incremental costs associated with operating as a stand-alone public company incurred in the three months ended June 30, 2014; and iii) include $18.5 million of interest expense incurred relating to our entry into our senior credit facilities and the issuance of our senior notes in the first quarter of 2014.

See “Non-GAAP Financial Measures” for an explanation of these non-GAAP financial measures, and see Tables 4-6 in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

Consolidated

Revenues of $334.4 million increased $1.7 million, or 0.5%, on a reported basis and increased $5.3 million, or 1.6%, on a comparable basis for the second quarter of 2014 as compared to the same prior-year period. Billboard revenues of $245.3 million increased $3.9 million, or 1.6%, on a reported basis and $6.5 million, or 2.7%, on a constant dollar basis. Transit & Other revenues of $89.1 million declined $2.2 million, or 2.4%, on a reported basis and $1.2 million, or 1.3%, on a constant dollar basis. Billboard revenues increased due to local sales, an improvement in revenue per billboard display and conversion of static billboards to digital. The decline in Transit & Other revenues primarily reflects the impact of the November 2013 sale of a transit shelter operation, the April 2014 non-renewal of an unprofitable contract and softer market conditions in national advertising.

Total Operating expenses and Selling, General and Administrative expenses (“SG&A”) of $227.0 million grew $5.8 million, or 2.6%, in the second quarter of 2014, primarily as a result of $5.2 million of incremental stand-alone costs and increased compensation-related expenses, partially offset by lower professional fees associated with our conversion to a real estate investment trust (“REIT”).

On a comparable basis, adjusted OIBDA of $110.3 million in the second quarter of 2014 increased $2.4 million or 2.2% and the adjusted OIBDA margin of 33.0% increased as compared to 32.4% in the second quarter of 2013.

Operating Income decreased $4.5 million, or 7.2%, to $58.3 million in the second quarter of 2014 and, on a comparable basis, increased $0.6 million, or 1.0%.

Segment Results

United States

Revenues of $291.1 million increased $5.2 million, or 1.8%, in the second quarter of 2014 as compared to the same prior-year period. Higher revenues from local sales, yield improvements and digital conversions were offset by a softer market conditions in national advertising. Segment Adjusted OIBDA decreased $0.1 million to $106.4 million in the second quarter of 2014 as compared to the same prior-year period. On a comparable basis, Segment Adjusted OIBDA increased $2.0 million, or 1.9% as compared to the same prior-year period. Higher revenue was partially offset by increased compensation-related expenses.

International

Revenues of $43.3 million decreased $3.5 million, or 7.5%, in the second quarter of 2014 as compared to the same prior-year period due primarily to foreign currency exchange. Revenues increased $0.1 million, or 0.2% on a constant dollar basis, led by solid growth in Canada and South America, offset by a weaker quarter in Mexico. Segment Adjusted OIBDA decreased $2.0 million to $9.5 million in the second quarter of 2014 as compared to the same prior-year period, and decreased $1.7 million on a constant dollar basis. The slight constant dollar revenue increase was offset by increased transit and billboard lease costs.

Corporate

Corporate costs, excluding stock-based compensation, in the second quarter of 2014 increased $0.7 million to $5.6 million, compared to the same prior-year period. On a 2013 comparable basis, corporate expenses decreased $2.4 million due to lower professional fees associated with our conversion to a REIT.

Interest Expense

Interest expense in the second quarter of 2014 was $18.5 million as compared to zero in the same prior-year period, reflecting the incurrence of $1.6 billion of indebtedness on January 31, 2014. The weighted average cost of debt at June 30, 2014, was 4.2%.

Income Taxes

The effective income tax rate of 44.2% in the second quarter of 2014 was comparable to 43.2% in the second quarter of 2013. The effective income tax rate would have been 7.8% and 7.4% for the three months ended June 30, 2014 and 2013, respectively, had we been operating as a REIT for both periods.

Net Income per Common Share

Net income attributable to common shareholders was $22.4 million in the second quarter of 2014, a $14.0 million decline from the second quarter of 2013, as a result of the incurrence of interest expense and incremental stand-alone costs. Net income increased by 0.9% from net income of $22.2 million on a comparable basis for 2013, reflecting the same after-tax interest cost and excluding the same stand-alone costs as those incurred in the second quarter of 2014. Net Income would have been $37.0 million and $37.4 million for the three months ended June 30, 2014 and 2013, respectively, had we been operating as a REIT for both periods. Diluted weighted average shares outstanding were 119.9 million for the three months ended June 30, 2014. Net income per diluted weighted average share was $0.19 for the three months ended June 30, 2014 compared to $0.19 for the three months ended June 30, 2013 on a comparable basis.

REIT Update

On April 16, 2014, the Internal Revenue Service issued a private letter ruling with respect to certain issues relevant to our qualification as a REIT. On July 16, 2014, we ceased to be a member of the CBS Corporation consolidated tax group and on July 17, 2014, we began operating in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes for the tax year commencing July 17, 2014 and ending December 31, 2014. As a result of our REIT conversion, our expected effective tax rate for the second half of 2014 will be substantially lower.

FFO & AFFO

FFO was $66.4 million in the second quarter of 2014, a decrease of 16.4% from the same prior-year period. AFFO was $58.0 million in the second quarter of 2014, a decrease of 23.0% from the same prior-year period due to higher interest costs and incremental stand-alone costs in 2014. On a comparable basis, FFO increased 2.0% and AFFO decreased 6.8% in the second quarter of 2014. The decline in AFFO in the second quarter of 2014 versus the same period in 2013, on a comparable basis, was primarily due to the differences in depreciation and stock-based compensation tax deductions between years. The impact of income taxes on our financial results will change commencing in the third quarter of 2014 consistent with our REIT conversion. FFO would have been $81.0 million in the second quarter of 2014, an increase of 0.9% as compared to the same prior-year period had we been operating as a REIT for both periods. AFFO would have been $79.8 million in the second quarter of 2014, an increase of 2.4% as compared to the same prior-year period had we been operating as a REIT for both periods.

Cash Flow & Capital Expenditures

Net cash flow provided by operating activities was $64.8 million for the six months ended June 30, 2014 compared to $69.8 million during the same prior-year period, due primarily to lower net income partially offset by improved working capital changes. Total capital expenditures increased $4.2 million to $19.1 million, and included $11.7 million for growth initiatives and $7.4 million for maintenance.

Dividends

We announced on August 5, 2014, that our board of directors declared a quarterly common stock dividend of $0.37 per share, payable on September 30, 2014, to stockholders of record on September 9, 2014.

Balance Sheet and Liquidity

As of June 30, 2014, the Company’s liquidity position included cash of $223.4 million (including $100 million from the initial public offering proceeds for the estimated cash Earnings & Profits purge) and an undrawn $425.0 million revolving credit facility. Total debt outstanding at June 30, 2013 was $1.6 billion, consisting of $798.0 million in term loans and $800.0 million of senior unsecured notes.

Conference Call

We will host a conference call to discuss the results on August 7, 2014, at 8:30 a.m. Eastern Time. The conference call number is (888) 665-1282 (U.S. callers) and (760) 536-8555 (International callers) and the passcode for both is 74114351. Live and replay versions of the conference call will be webcast in the Investor Relations section of www.cbsoutdoor.com. A telephone replay will be available beginning the same day at (855) 859-2056 (U.S. callers) and (404) 537-3406 (International callers) and the passcode for both is 74114351.

Supplemental Materials

In addition to this press release, the Company has provided a supplemental investor presentation which can be viewed on the Company’s web site, www.cbsoutdoor.com.

About CBS Outdoor Americas Inc.

CBS Outdoor (NYSE: CBSO) is one of the largest out-of-home media companies in the Americas and has a major presence in top markets throughout the United States, Canada, Mexico and South America. With traditional billboard and transit outdoor advertising properties, and a network of digital displays, CBS Outdoor gives advertisers both breadth and depth of audience across key geographies, as well as immersive ways to connect with increasingly mobile consumers. For more information, visit www.cbsoutdoor.com.

Contact:
Investors:	Media:
Gregory Lundberg	Carly Zipp
Senior Vice President, Investor Relations	Director of Communications
(212) 297-6441	(212) 297-6479
greg.lundberg@cbsoutdoor.com	carly.zipp@cbsoutdoor.com

Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) provided throughout this press release, this press release and the accompanying tables include non-GAAP financial measures as described below. We calculate revenues on a constant dollar basis as reported revenues excluding the impact of foreign currency exchange rates between periods. We provide constant dollar revenues to understand the underlying growth rate of revenue excluding the impact of changes in foreign currency exchange rates between periods, which are not under management’s direct control. Our management believes constant dollar revenues are useful to users because they enable them to better understand the level of growth of our business period to period. We calculate same-site revenues by adjusting to exclude revenues attributable to any billboards or transit agreements which were not in place for both periods in their entirety, as a result of new acquisitions, new agreements, divestitures, and non-renewals (“non-comparable revenues”). We provide same-site revenues to understand the underlying growth rate of revenue excluding the impact of non-comparable revenues. Our management believes same-site revenues are useful to users because they enable them to better understand the level of growth of our business period to period. We calculate Adjusted OIBDA as operating income before depreciation, amortization, net gains (losses) on dispositions and stock-based compensation. We calculate Adjusted OIBDA margin by dividing Adjusted OIBDA by total revenues. Adjusted OIBDA and Adjusted OIBDA margin are among the primary measures we use for managing our business, evaluating our operating performance and planning and forecasting future periods, as each is an important indicator of our operational strength and business performance. Our management believes users of our financial data are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of Adjusted OIBDA and Adjusted OIBDA margin, as supplemental measures, are useful in evaluating our business because eliminating certain non-comparable items highlight operational trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users with an important perspective on our operating performance and also make it easier for users to compare our results with other companies that have different financing and capital structures or tax rates. We calculate FFO in accordance with the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO reflects net income adjusted to exclude gains and losses from the sale of real estate assets, depreciation and amortization of real estate assets and amortization of direct lease acquisition costs, as well as the same adjustments for our equity based investments, as applicable. We calculate AFFO as FFO adjusted to include cash paid for direct lease acquisition costs as such costs are generally amortized over a period ranging from four weeks to one year and therefore are incurred on a regular basis. AFFO also includes cash paid for maintenance capital expenditures since these are routine uses of cash that are necessary for our operations. In addition, AFFO excludes certain non-cash items, including non-real estate depreciation and amortization, deferred income taxes, stock-based compensation expense, accretion expense, the non-cash effect of straight-line rent and amortization of deferred financing costs. We use FFO and AFFO measures for managing our business and for planning and forecasting future periods, and each is an important indicator of our operational strength and business performance, especially compared to other REITs. Our management believes users are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of FFO, AFFO, and FFO and AFFO per adjusted weighted average share, as supplemental measures, are useful in evaluating our business because adjusting results to reflect items that have more bearing on the operating performance of REITs highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users with an important perspective on our operating performance and also make it easier to compare our results to other companies in our industry, as well as to REITs. We present weighted average shares on an adjusted basis for basic earnings per share (“EPS”) to give effect to the 23,000,000 shares issued on April 2, 2014, in connection with the IPO and the 97,000,000 shares outstanding after our stock split, and on an adjusted basis for diluted EPS to also give effect to dilutive potential shares from grants of restricted share units and performance-based restricted share units. We also present FFO, AFFO and net income per adjusted weighted average share for basic and diluted EPS. Our management believes that these presentations are useful in evaluating our business because they allow users to evaluate our per share results after giving effect to the issuance of shares of our common stock in connection with our initial public offering, which increased our outstanding shares of common stock. We calculate operating income, net income, Adjusted OIBDA, FFO and AFFO, and related per adjusted weighted average share amounts, in the three months and the six months ended June 30, 2013, on a comparable basis by adjusting to exclude net gains (loss) on dispositions incurred in the three and six months ended June 30, 2013, which included a significant net gain of $9.8 million incurred in the first six months of 2013 on the disposition of most of our billboards in Salt Lake City in exchange for billboards in New Jersey, and to include incremental costs associated with operating as a stand-alone public company of $5.2 million incurred in the three months ended June 30, 2014, and $9.0 million in the six months ended June 30, 2014, and interest expense of $18.5 million incurred in the three months ended June 30, 2014, and $30.9 million in the six months ended June 30, 2014, relating to our entry into our senior credit facilities and the issuance of our senior notes in the first quarter of 2014. Our management believes these adjusted presentations are useful in evaluating our business because they allow users to compare our operating performance for 2013 against the operating performance of the periods presented for 2014, including certain significant costs arising as a result of our separation from CBS Corporation. We calculate net income, FFO, and AFFO on a REIT-comparable basis by adjusting to exclude income taxes that would not have been incurred had we been operating as a REIT in the three and six months ended June 30, 2013 and 2014. Our management believes these adjusted presentations are useful in evaluating our business because, in light of our REIT conversion on July 17, 2014, they allow users to compare our operating performance using the REIT tax treatment that would have applied if we were operating as a REIT for the periods presented. Since adjusted weighted average shares, Adjusted OIBDA, Adjusted OIBDA margin, FFO and AFFO, FFO, AFFO and net income per adjusted weighted average share for basic and diluted EPS, constant dollar revenues, same-site revenues, and, on a comparable basis for 2013, operating income, net income, Adjusted OIBDA, FFO and AFFO and related per adjusted weighted average share amounts, and net income, FFO and AFFO, on a REIT-comparable basis, are not measures calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, weighted average shares outstanding for basic and diluted EPS, operating income, net income, revenues and net income per common share for basic and diluted EPS, the most directly comparable GAAP financial measures, as indicators of operating performance. These measures, as we calculate them, may not be comparable to similarly titled measures employed by other companies. In addition, these measures do not necessarily represent funds available for discretionary use and are not necessarily a measure of our ability to fund our cash needs.

Please see Tables 4-6 of this release for a reconciliation of the above non-GAAP financial measures to the most directly comparable GAAP financial measures.

Cautionary Statement Concerning Forward-Looking Statements

We have made statements in this press release that are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “would,” “may,” “might,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “projects,” “predicts,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions relating to the proposed acquisition of certain outdoor advertising businesses of Van Wagner Communications, LLC (“the Acquired Business”) and any potential benefits of the acquisition, our REIT status and our capital resources, portfolio performance and results of operations. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and may not be able to be realized. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: declines in advertising and general economic conditions; competition; government regulation; our inability to increase the number of digital advertising displays in our portfolio; taxes, fees and registration requirements; our ability to obtain and renew key municipal concessions on favorable terms; decreased government compensation for the removal of lawful billboards; content-based restrictions on outdoor advertising; environmental, health and safety laws and regulations; seasonal variations; risks related to future acquisitions and other strategic transactions; the closing conditions of the proposed acquisition of the Acquired Business, including the regulatory approval condition, may not be satisfied in the expected timeframe or at all, and government regulators may impose unanticipated additional closing conditions; integrating the Acquired Business may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the acquisition may not be fully realized; unknown risks inherent in the acquisition, or certain assumptions with respect to the Acquired Business that may prove to be inaccurate; we expect to incur significant additional indebtedness to finance the acquisition, which may limit our operating flexibility and opportunities; termination of the purchase agreement to acquire the Acquired Business could negatively impact us and the price of our common stock; time and resources to comply with rules and regulations as a stand-alone public company; we have and will continue to incur incremental costs as a stand-alone public company; dependence on our management team and advertising executives; the ability of our board of directors to cause us to issue additional shares of stock without stockholder approval; certain provisions of Maryland law may limit the ability of a third party to acquire control of us; our rights and the rights of our stockholders to take action against our directors and officers are limited; we have substantial indebtedness, which could adversely affect our financial condition; the terms of the credit agreement and the indenture governing our debt restrict our current and future operations, particularly our ability to incur additional debt that we may need to fund initiatives in response to changes in our business, the industries in which we operate, the economy and governmental regulations; incurrence of additional debt; interest rate risk exposure from our variable-rate indebtedness; hedging transactions; establishing an operating partnership; asset impairment charges for goodwill; diverse risks in our international business; breach of security measures; we have a limited right to use the CBS Corporation mark and logo; the financial information included in our filings with the Securities and Exchange Commission (the “SEC”) may not be a reliable indicator of our future results; cash available for distributions; legislative, administrative, regulatory or other actions affecting REITs, including positions taken by the Internal Revenue Service (“IRS”); our failure to qualify, or remain qualified, to be taxed as a REIT; REIT ownership limits; dividends payable by REITs do not qualify for the reduced tax rates available for some dividends; REIT distribution requirements; availability of external sources of capital; we may face other tax liabilities that reduce our cash flows; complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive opportunities; our ability to contribute certain contracts to a taxable REIT subsidiary (“TRS”); our planned use of TRSs may cause us to fail to qualify to be taxed as a REIT; our ability to hedge effectively; paying the earnings and profits allocated to us by CBS Corporation as a distribution and/or taxable dividends in common stock and cash; failure to meet the REIT income tests as a result of receiving non-qualifying rental income; even if we qualify to be taxed as a REIT, and we sell assets, we could be subject to tax on any unrealized net built-in gains in the assets held before electing to be treated as a REIT; the IRS may deem the gains from sales of our outdoor advertising assets to be subject to a 100% prohibited transaction tax; our lack of an operating history as a REIT; if the split-off from CBS Corporation, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, CBS Corporation and us could be subject to significant tax liabilities and, in certain circumstances, we could be required to indemnify CBS Corporation for material taxes pursuant to indemnification obligations under the tax matters agreement; we may not be able to engage in desirable strategic or capital-raising transactions following the split-off from CBS Corporation, and we could be liable for adverse tax consequences resulting from engaging in significant strategic or capital-raising transactions; and other factors described in our filings with the SEC, including but not limited to the sections entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 and in our prospectus filed with the SEC on July 7, 2014. All forward-looking statements in this press release apply as of the date of this press release or as of the date they were made and, except as required by applicable law, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes.

Table 1: CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share amounts)	2014	2013	2014	2013
Revenues:
Billboard	$245.3	$241.4	$453.0	$446.7
Transit and other	89.1	91.3	169.3	165.2

Total revenues	334.4	332.7	622.3	611.9
Expenses:
Operating	171.6	171.4	335.1	333.6
Selling, general and administrative	55.4	49.8	106.0	93.0
Net (gain) loss on dispositions	—	0.1	(0.9)	(9.7)
Depreciation	26.5	25.9	52.6	51.9
Amortization	22.6	22.7	44.5	45.6

Total expenses	276.1	269.9	537.3	514.4

Operating income	58.3	62.8	85.0	97.5
Interest expense	(18.5)	—	(31.0)	(0.1)
Other expense, net	—	(0.1)	(0.5)	(0.2)

Income before provision for income taxes and equity in earnings of investee companies	39.8	62.7	53.5	97.2
Provision for income taxes	(17.6)	(27.1)	(23.5)	(42.0)
Equity in earnings of investee companies, net of tax	0.2	0.8	0.8	1.1

Net income	$22.4	$36.4	$30.8	$56.3

Net income per common share:
Basic	$0.19	$0.30	$0.28	$0.52

Diluted	$0.19	$0.30	$0.28	$0.52

Weighted average shares outstanding:
Basic	119.7	119.7	108.4	108.4

Diluted	119.9	119.9	108.6	108.6

Net income per adjusted weighted average share(1):
Basic	$0.19	$0.30	$0.26	$0.47

Diluted	$0.19	$0.30	$0.26	$0.47

Adjusted weighted average shares(1):
Basic	120.0	120.0	120.0	120.0

Diluted	120.2	120.2	120.2	120.2

See Notes on Page 14

Table 2: CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Unaudited)

	As of
(in millions)	June 30, 2014	December 31, 2013
Assets:
Current assets:
Cash and cash equivalents	$223.4	$29.8
Receivables, less allowance ($15.3 in 2014 and $15.7 in 2013)	169.6	178.8
Deferred income tax assets, net	24.6	24.5
Prepaid lease and transit franchise costs	96.1	62.7
Other prepaid expenses	22.7	15.5
Other current assets	14.1	5.9

Total current assets	550.5	317.2
Property and equipment, net	721.3	755.4
Goodwill	1,864.8	1,865.7
Intangible assets	335.2	364.4
Other assets	72.2	52.8

Total assets	$3,544.0	$3,355.5

Liabilities:
Current liabilities:
Accounts payable	$60.4	$80.0
Accrued compensation	16.4	28.2
Accrued lease costs	15.7	17.7
Other accrued expenses	51.5	37.8
Deferred revenues	26.3	22.9
Other current liabilities	32.8	25.6

Total current liabilities	203.1	212.2
Long-term debt	1,598.1	—
Deferred income tax liabilities, net	275.7	288.5
Asset retirement obligation	32.4	31.7
Other liabilities	65.6	68.7

Total liabilities	2,174.9	601.1

Commitments and contingencies

Stockholders’ equity/invested equity:
Common stock (2014 - 450.0 shares authorized, and 120.0 shares issued and outstanding; 2013 - no shares authorized, issued or outstanding)	1.2	—
Additional paid-in capital	1,452.9	—
Distribution in excess of earnings	(15.2)	—
Invested capital	—	2,829.5
Accumulated other comprehensive loss	(69.8)	(75.1)

Total stockholders’ equity	1,369.1
Total invested equity	—	2,754.4

Total liabilities and stockholders’ equity/invested equity	$3,544.0	$3,355.5

Table 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30,
(in millions)	2014	2013
Operating activities:
Net income	$30.8	$56.3
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation and amortization	97.1	97.5
Deferred tax benefit	(12.9)	(4.8)
Stock-based compensation	4.7	3.2
Provision for doubtful accounts	1.6	(0.3)
Net gain on dispositions	(0.9)	(9.7)
Equity in earnings of investee companies, net of tax	(0.8)	(1.1)
Distributions from investee companies	3.2	2.2
Amortization of deferred financing costs and debt discount	1.9	—
Change in assets and liabilities, net of investing and financing activities	(59.9)	(73.5)

Net cash flow provided by operating activities	64.8	69.8

Investing activities:
Capital expenditures	(19.1)	(14.9)
Acquisitions	—	(9.6)
Proceeds from dispositions	0.5	10.9

Net cash flow used for investing activities	(18.6)	(13.6)

Financing activities:
Proceeds from IPO	615.0	—
Proceeds from long-term debt borrowings	1,598.0	—
Deferred financing fees	(24.4)	—
Excess tax benefit from stock-based compensation	—	5.4
Distribution of debt and IPO proceeds to CBS	(2,038.8)	—
Net cash contribution from (distribution to) CBS	42.2	(63.4)
Dividends	(44.4)	—

Net cash flow provided by (used for) financing activities	147.6	(58.0)

Effect of exchange rate changes on cash and cash equivalents	(0.2)	(0.2)

Net increase (decrease) in cash and cash equivalents	193.6	(2.0)
Cash and cash equivalents at beginning of period	29.8	20.2

Cash and cash equivalents at end of period	$223.4	$18.2

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$28.3	$46.5
Cash paid for interest	19.0	—

Table 4: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited)

	Three Months Ended June 30,
	2014
(in millions)	U.S.	International	Corporate	Consolidated
Revenues:
Billboard	$211.6	$33.7	$—	$245.3
Transit and other	79.5	9.6	—	89.1

Total revenues	291.1	43.3	—	334.4
Non-comparable revenues	(1.7)	—	—	(1.7)

Same-site revenues(2)	$289.4	$43.3	$—	$336.1

Operating income (loss)	$64.2	$2.6	$(8.5)	$58.3
Depreciation and amortization	42.2	6.9	—	49.1
Stock-based compensation	—	—	2.9	2.9

Adjusted OIBDA	$106.4	$9.5	$(5.6)	$110.3

Adjusted OIBDA margin	36.6%	21.9%	*	33.0%

Capital expenditures	$9.7	$1.2	$—	$10.9

	Three Months Ended June 30,
	2013
(in millions)	U.S.	International	Corporate	Consolidated	In Constant $(3)
Revenues:
Billboard	$204.8	$36.6	$—	$241.4	$238.8
Transit and other	81.1	10.2	—	91.3	90.3

Total revenues	285.9	46.8	—	332.7	$329.1

Non-comparable revenues(11)	(4.7)	—	—	(4.7)

Same-site revenues(2)	$281.2	$46.8	$—	$328.0

Operating income (loss)	$65.2	$4.1	$(6.5)	$62.8
Net loss on dispositions	0.1	—	—	0.1
Depreciation and amortization	41.2	7.4	—	48.6
Stock-based compensation	—	—	1.6	1.6

Adjusted OIBDA	106.5	11.5 (4)	(4.9)	113.1
Incremental stand-alone costs	(2.1)	—	(3.1)	(5.2)

Adjusted OIBDA, on a comparable basis	$104.4	$11.5	$(8.0)	$107.9

Adjusted OIBDA margin	37.3%	24.6%	*	34.0%
Adjusted OIBDA margin, on a comparable basis	36.5%	24.6%	*	32.4%

Capital expenditures	$8.0	$0.9	$—	$8.9

See Notes on Page 14

	Six Months Ended June 30, 2014
(in millions)	U.S.	International	Corporate	Consolidated
Revenues:
Billboard	$393.8	$59.2	$—	$453.0
Transit and other	152.3	17.0	—	169.3

Total Revenues	546.1	76.2	—	622.3
Non-comparable revenues	(3.6)	—	—	(3.6)

Same-site revenues(2)	$542.5	$76.2	$—	$618.7

Operating income (loss)	$104.2	$(3.1)	$(16.1)	$85.0
Net gain on dispositions	(0.8)	(0.1)	—	(0.9)
Depreciation and amortization	83.3	13.8	—	97.1
Stock-based compensation	—	—	4.7	4.7

Adjusted OIBDA	$186.7	$10.6	$(11.4)	$185.9

Adjusted OIBDA margin	34.2%	13.9%	*	29.9%

Capital expenditures	$16.7	$2.4	$—	$19.1

	Six Months Ended June 30, 2013
(in millions)	U.S.	International	Corporate	Consolidated	In Constant $(3)
Revenues:
Billboard	$383.2	$63.5	$—	$446.7	$441.2
Transit and other	147.9	17.3	—	165.2	163.6

Total revenues	531.1	80.8	—	611.9	$604.8

Non-comparable revenues(11)	(8.7)	—	—	(8.7)

Same-site revenues(2)	$522.4	$80.8	$—	$603.2

Operating income (loss)	$113.4	$(2.5)	$(13.4)	$97.5
Net (gain) loss on dispositions	(9.8)	0.1	—	(9.7)
Depreciation and amortization	83.0	14.5	—	97.5
Stock-based compensation	—	—	3.2	3.2

Adjusted OIBDA	186.6	12.1 (4)	(10.2)	188.5
Incremental stand-alone costs	(2.9)	—	(6.1)	(9.0)

Adjusted OIBDA, on a comparable basis	$183.7	$12.1	$(16.3)	$179.5

Adjusted OIBDA margin	35.1%	15.0%	*	30.8%
Adjusted OIBDA margin, on a comparable basis	34.6%	15.0%	*	29.3%

Capital expenditures	$13.3	$1.6	$—	$14.9

See Notes on Page 14

Table 5: CONSOLIDATED ADJUSTED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,
	2013							2014
(in millions, except per share amounts)	Reported	Net Loss on Dispositions (5)	Stand- Alone Costs (6)	Interest Expense (7)	Comparable to 2014	REIT Tax Adjustment (8)	REIT - Comparable Basis	Reported	REIT Tax Adjustment (8)	REIT - Comparable Basis
Revenues	$332.7	$—	$—	$—	$332.7	$—	$332.7	$334.4	$—	$334.4
Operating	171.4				171.4		171.4	171.6		171.6
Selling, general and administrative	49.8		5.2		55.0		55.0	55.4		55.4
Net loss on dispositions	0.1	(0.1)			—		—	—		—
Depreciation	25.9				25.9		25.9	26.5		26.5
Amortization	22.7				22.7		22.7	22.6		22.6

Operating income	62.8	0.1	(5.2)	—	57.7	—	57.7	58.3	—	58.3
Interest expense	—			(18.5)	(18.5)		(18.5)	(18.5)		(18.5)
Other expense, net	(0.1)				(0.1)		(0.1)	—		—

Income before provision for income taxes and equity in earnings of investee companies	62.7	0.1	(5.2)	(18.5)	39.1	—	39.1	39.8	—	39.8
Provision for income taxes	(27.1)	—	2.1	7.3	(17.7)	14.8	(2.9)	(17.6)	14.5	(3.1)
Equity in earnings in investee companies, net of tax	0.8				0.8	0.4	1.2	0.2	0.1	0.3

Net income	$36.4	$0.1	$(3.1)	$(11.2)	$22.2	$15.2	$37.4	$22.4	$14.6	$37.0

Net income per common share:
Basic	$0.30				$0.19			$0.19

Diluted	$0.30				$0.19			$0.19

Weighted average shares outstanding:
Basic	119.7				119.7			119.7

Diluted	119.9				119.9			119.9

Net income per adjusted weighted average share(1):
Basic					$0.19			$0.19

Diluted					$0.18			$0.19

Adjusted weighted average shares(1):
Basic					120.0			120.0

Diluted					120.2			120.2

See Notes on Page 14

	Six Months Ended June 30,
	2013							2014
(in millions, except per share amounts)	Reported	Net Loss on Dispositions (5)	Stand- Alone Costs (6)	Interest Expense (7)	Comparable to 2014	REIT Tax Adjustment (8)	REIT - Comparable Basis	Reported	REIT Tax Adjustment (8)	REIT- Comparable Basis
Revenues	$611.9	$—	$—	$—	$611.9	$—	$611.9	$622.3	$—	$622.3
Operating	333.6				333.6		333.6	335.1		335.1
Selling, general and administrative	93.0		9.0		102.0		102.0	106.0		106.0
Net gain on dispositions	(9.7)	9.7			—		—	(0.9)		(0.9)
Depreciation	51.9				51.9		51.9	52.6		52.6
Amortization	45.6				45.6		45.6	44.5		44.5

Operating income	97.5	(9.7)	(9.0)	—	78.8	—	78.8	85.0	—	85.0
Interest expense	(0.1)			(30.9)	(31.0)		(31.0)	(31.0)		(31.0)
Other expense, net	(0.2)				(0.2)		(0.2)	(0.5)		(0.5)

Income before provision for income taxes and equity in earnings of investee companies	97.2	(9.7)	(9.0)	(30.9)	47.6	—	47.6	53.5	—	53.5
Provision for income taxes	(42.0)	4.1	3.7	12.7	(21.5)	17.2	(4.3)	(23.5)	22.3	(1.2)
Equity in earnings in investee companies, net of tax	1.1				1.1	0.7	1.8	0.8	0.4	1.2

Net income	$56.3	$(5.6)	$(5.3)	$(18.2)	$27.2	$17.9	$45.1	$30.8	$22.7	$53.5

Net income per common share:
Basic	$0.52				$0.25			$0.30

Diluted	$0.52				$0.25			$0.30

Weighted average shares outstanding:
Basic	108.4				108.4			108.4

Diluted	108.6				108.6			108.6

Net income per adjusted weighted average share(1):
Basic					$0.23			$0.26

Diluted					$0.23			$0.26

Adjusted weighted average shares(1):
Basic					120.0			120.0

Diluted					120.2			120.2

See Notes on Page 14

Table 6: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share amounts)	2014	2013	2014	2013
Net income	$22.4	$36.4	$30.8	$56.3
Depreciation of billboard advertising structures	24.6	24.2	48.8	48.4
Amortization of real estate related intangible assets	10.8	10.8	21.5	21.5
Amortization of direct lease acquisition costs	8.4	7.7	15.4	15.5
Net gain on disposition of billboard advertising structures, net of tax	—	0.1	(0.2)	(5.6)
Adjustment related to equity based investments	0.2	0.2	0.4	0.4

FFO	66.4	79.4	116.7	136.5
Incremental stand-alone costs, net of tax(9)	—	(3.1)	—	(5.3)
Incremental interest expense, net of tax(10)	—	(11.2)	—	(18.2)

FFO, 2013 on a comparable basis	66.4	65.1	116.7	113.0
REIT tax adjustment(8)	14.6	15.2	22.6	17.9

REIT-Comparable FFO	$81.0	$80.3	$139.3	$130.9

FFO	$66.4	$79.4	$116.7	$136.5
Adjustment for deferred income taxes	(6.0)	(1.1)	(12.9)	(8.9)
Cash paid for direct lease acquisition costs	(7.7)	(7.3)	(16.2)	(16.7)
Maintenance capital expenditures	(4.4)	(4.3)	(7.4)	(6.3)
Other depreciation	1.9	1.7	3.8	3.5
Other amortization	3.4	4.2	7.6	8.6
Stock-based compensation	2.9	1.6	4.7	3.2
Non-cash effect of straight-line rent	(0.3)	0.4	(0.5)	0.6
Accretion expense	0.6	0.7	1.1	1.3
Amortization of deferred financing costs	1.2	—	1.9	—

AFFO	58.0	75.3	98.8	121.8
Incremental stand-alone costs, net of tax(9)	—	(3.1)	—	(5.3)
Incremental interest expense, net of tax(10)	—	(11.2)	—	(18.2)
Amortization of deferred financing costs	—	1.2	—	1.9

AFFO, 2013 on a comparable basis	58.0	62.2	98.8	100.2
REIT tax adjustment(8)	21.8	15.7	36.4	26.7

REIT-Comparable AFFO	$79.8	$77.9	$135.2	$126.9

FFO, 2013 on a comparable basis, per adjusted weighted average share(1):
Basic	$0.55	$0.54	$0.97	$0.94
Diluted	$0.55	$0.54	$0.97	$0.94
AFFO, 2013 on a comparable basis, per adjusted weighted average share(1):
Basic	$0.48	$0.52	$0.82	$0.84
Diluted	$0.48	$0.52	$0.82	$0.83

See Notes on Page 14

FOOTNOTES TO TABLES

1.	Adjusted weighted average shares includes the 23.0 million shares issued in connection with the initial public offering and the 97.0 million shares outstanding after our stock split for basic earnings per share (“EPS”) and adjusted weighted average shares for diluted EPS also includes dilutive potential shares from grants of restricted share units (“RSUs”) and performance-based restricted share units (“PRSUs”). For the three and six months ended June 30, 2014 and 2013, respectively, basic adjusted weighted average shares were 120.0 million and diluted adjusted weighted average shares were 120.2 million. For the three months ended June 30, 2014 and 2013, respectively, basic weighted average shares outstanding were 119.7 million and diluted weighted average shares outstanding were 119.9 million. For the six ended June 30, 2014 and 2013, respectively, basic weighted average shares outstanding were 108.4 million and diluted weighted average shares outstanding were 108.6 million.
2.	Same-site revenues are adjusted to exclude revenues attributable to any billboards or transit agreements which were not in place for both periods in their entirety, as a result of new acquisitions, new agreements, divestitures, and non-renewals (“non-comparable revenues”).
3.	Revenues on a constant dollar basis are calculated as reported revenues excluding the impact of foreign currency exchange rates between periods.
4.	International Adjusted OIBDA was $11.2 million on a constant dollar basis for the three months ended June 30, 2013 and $11.9 million on a constant dollar basis for the six months ended June 30, 2013.
5.	Adjustment to exclude Net loss on dispositions.
6.	Adjustment to reflect incremental stand-alone costs at 2014 level.
7.	Adjustment to reflect incremental interest expense at 2014 level.
8.	Adjustment to reflect tax provision as if we had been operating as a REIT for the entire period.
9.	Adjustment to reflect incremental costs to operate as a stand-alone company, net of tax, at the same level as 2014.
10.	Adjustment to reflect incremental interest expense, net of tax, at the same level as 2014.
11.	Includes revenue of $3.6 million and $6.3 million for the three and six month periods ended June 30, 2013, respectively, related to the November 2013 sale of our transit shelter operations in the greater Los Angeles area and the April 2014 nonrenewal of an unprofitable contract.
*	Calculation not meaningful.